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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated September 21, 2009 on the financial statements and financial highlights of the RiverSource Cash Management Fund of the RiverSource Money Market Series, Inc. included in the annual report for the fiscal year ended July 31, 2009 included in the Statement of Additional Information dated
April 1, 2010 in this Post-Effective Amendment No. 69 to the Registration Statement (Form N-1A, No. 2-54516) of the RiverSource Money Market Series, Inc. as filed with the Securities and Exchange Commission.


                                                            /s/Ernst & Young LLP

Minneapolis, Minnesota
March 30, 2010